Exhibit 99.2

AMERICAN HOMES 4 RENT

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

On February 29, 2016, the merger transaction, which had been contemplated by the definitive Agreement and Plan of Merger (the “merger agreement”) entered into by American Homes 4 Rent (“AMH”), American Residential Properties, Inc. (“ARPI”) and certain of their respective subsidiaries on December 3, 2015, was completed, which resulted in ARPI merging with and into a wholly owned merger subsidiary of AMH (“Merger Sub”), with Merger Sub surviving the merger (the “parent merger”), and a wholly owned merger subsidiary (“OP Merger Sub”) of American Homes 4 Rent, L.P., AMH’s operating partnership (“AMH OP”), merging with and into American Residential Properties OP, L.P., ARPI’s operating partnership (“ARP OP”), with ARP OP surviving the merger (the “partnership merger” and, together with the parent merger, the “mergers”).

In connection with the parent merger, each holder of ARPI common stock received 1.135 AMH Class A common shares for each of its shares of ARPI common stock and, in connection with the partnership merger, each holder of limited partnership interests in ARP OP (“ARP OP units”) received 1.135 Class A units of AMH OP (“AMH OP units”) for each of its ARP OP units.  AMH issued 36,546,170 Class A common shares and 1,343,843 Class A units in connection with the mergers, representing 12.7% of the total AMH Class A common shares, AMH Class B common shares and AMH OP units, collectively, as of the acquisition date.

Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated financial statements present the results of operations of AMH, after giving effect to the mergers, and have been prepared by applying the acquisition method of accounting rules under Accounting Standards Codification (“ASC”) 805, Business Combinations, with AMH treated as the accounting acquirer.  Under the acquisition method of accounting, the purchase price is allocated to the underlying ARPI tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with the excess purchase price, if any, allocated to goodwill, and any deficiency in purchase price considered to be negative goodwill and recorded as a gain in the condensed consolidated statements of operations.

The following unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2016, and for the year ended December 31, 2015, have been prepared as if the mergers had occurred as of January 1, 2015.

The following unaudited pro forma condensed consolidated financial statements should be read in conjunction with:

•                  the accompanying notes to the unaudited pro forma condensed consolidated financial statements;

•                  the historical unaudited condensed consolidated financial statements of AMH as of and for the three months ended March 31, 2016, included in AMH’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

•                  the historical audited consolidated financial statements of AMH as of and for the year ended December 31, 2015, included in AMH’s Annual Report on Form 10-K for the year ended December 31, 2015; and

•                  the historical audited consolidated financial statements of ARPI as of and for the year ended December 31, 2015, included in Exhibit 99.1 of this Form 8-K

In the opinion of AMH’s management, the unaudited pro forma condensed consolidated financial statements include all significant necessary adjustments that can be factually supported to reflect the effects of the mergers.  AMH estimated the fair value of ARPI’s assets and liabilities based on discussions with ARPI’s management, preliminary valuation studies, due diligence and information presented in ARPI’s public filings.

The unaudited pro forma condensed consolidated financial statements are provided for informational purposes only, and are based on estimates and assumptions that are preliminary and certain information that is currently available and are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the mergers been completed as of the dates indicated or that may be achieved in the future.  Pro forma adjustments, and the assumptions on which they are based, are described in the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.  The pro forma adjustments have been made solely for the purpose of providing the following unaudited pro forma condensed consolidated financial statements.  The final valuation and purchase price allocation of the mergers is not yet complete. Its completion may cause material differences in the information presented.

American Homes 4 Rent

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Three Months Ended March 31, 2016

(Amounts in thousands, except share and per share data)

	AMH	ARPI	Pro Forma		Combined
	Historical (1)	Historical (2)	Adjustments		Pro Forma
Revenues:
Rents from single-family properties	$167,995	$21,070	$—		$189,065
Fees from single-family properties	2,197	629	—		2,826
Tenant charge-backs	21,016	—	—		21,016
Other	3,985	370	—		4,355
Total revenues	195,193	22,069	—		217,262

Expenses:
Property operating expenses	85,001	8,470	—		93,471
General and administrative expense	8,057	1,700	(326)	(A)	9,431
Interest expense	30,977	5,080	(722)	(B)	35,335
Noncash share-based compensation expense	870	2,177	(239)	(A)	2,808
Acquisition fees and costs expensed	5,653	18,702	(22,154)	(C)	2,201
Depreciation and amortization	69,517	11,149	(4,973)	(D)	75,693
Other	1,253	—	—		1,253
Total expenses	201,328	47,278	(28,414)		220,192

Gain on conversion of Series E units	11,463	—	—		11,463
Remeasurement of preferred shares	(300)	—	—		(300)

Net income (loss)	5,028	(25,209)	28,414		8,233

Noncontrolling interest	3,836	(541)	(32)	(E)	3,263
Dividends on preferred shares	5,569	—	—		5,569

Net loss attributable to common shareholders	$(4,377)	$(24,668)	$28,446		$(599)

Weighted-average shares outstanding - basic and diluted	219,157,870	32,156,181	4,389,989	(F)	255,704,040

Net loss attributable to common shareholders per share - basic and diluted	$(0.02)	$(0.77)			$(0.00)

(1)   AMH Historical includes ARPI activity from the acquisition date of February 29, 2016, through March 31, 2016.

(2)   ARPI Historical includes ARPI activity from January 1, 2016, through the acquisition date of February 29, 2016.

American Homes 4 Rent

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2015

(Amounts in thousands, except share and per share data)

	AMH	ARPI	Pro Forma		Combined
	Historical	Historical	Adjustments		Pro Forma
Revenues:
Rents from single-family properties	$559,719	$117,211	$—		$676,930
Fees from single-family properties	7,646	2,985	—		10,631
Tenant charge-backs	56,546	—	—		56,546
Other	6,665	3,938	—		10,603
Total revenues	630,576	124,134	—		754,710

Expenses:
Property operating expenses	295,925	57,516	—		353,441
General and administrative expense	24,906	15,286	(3,569)	(A)	36,623
Interest expense	89,413	30,800	(4,334)	(B)	115,879
Noncash share-based compensation expense	3,125	2,762	(2,263)	(A)	3,624
Acquisition fees and costs expensed	19,577	1,626	(3,112)	(C)	18,091
Depreciation and amortization	242,848	64,974	(28,505)	(D)	279,317
Total expenses	675,794	172,964	(41,783)		806,975

Remeasurement of Series E units	2,100	—	—		2,100
Remeasurement of preferred shares	(4,830)	—	—		(4,830)

Net loss	(47,948)	(48,830)	41,783		(54,995)

Noncontrolling interest	14,353	(992)	798	(E)	14,159
Dividends on preferred shares	22,276	—	—		22,276

Net loss attributable to common shareholders	$(84,577)	$(47,838)	$40,985		$(91,430)

Weighted-average shares outstanding - basic and diluted	210,600,111	32,166,329	4,379,841	(F)	247,146,281

Net loss attributable to common shareholders per share - basic and diluted	$(0.40)	$(1.49)			$(0.37)

American Homes 4 Rent

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (continued)

Note 1. Basis of Presentation

The unaudited pro forma condensed consolidated financial statements present the results of operations of AMH, after giving effect to the mergers, and have been prepared by applying the acquisition method of accounting rules under ASC 805 with AMH treated as the accounting acquirer.  Certain reclassification adjustments have been made to the ARPI historical condensed consolidated financial statements to conform to AMH’s condensed consolidated financial statement presentation.  The unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2016, and for the year ended December 31, 2015, have been prepared as if the mergers had occurred as of January 1, 2015.

Note 2. Allocation of Purchase Price

On February 29, 2016, the completion date of the mergers, AMH issued 36,546,170 Class A common shares and 1,343,843 Class A units in connection with the mergers, which represented approximately $530.5 million based on AMH’s closing price of $14.00 per share on February 29, 2016.  A summary of the total equity consideration transferred as part of the mergers is as follows (amounts in thousands, except share and per share data):

AMH Class A common shares and AMH OP units issued	37,890,013
Closing price per AMH Class A common share as of February 29, 2016	$14.00
Equity transaction consideration	$530,460

The preliminary purchase price allocation, as well as the determination of the fair values of ARPI’s assets and liabilities, is based on the valuations of the tangible and intangible assets and liabilities that existed as of February 29, 2016, the date the mergers were completed.  The following is a preliminary purchase price allocation, which incorporates fair value estimates for land, buildings and improvements, in-place lease values, related indebtedness, and other assets and liabilities that were acquired and assumed in the mergers, and are subject to change as additional information becomes available and as additional analyses are performed (amounts in thousands):

Assets acquired
Land	$262,396
Buildings and improvements	1,014,857
Cash and cash equivalents	15,499
Restricted cash	9,521
Rent and other receivables	843
Escrow deposits, prepaid expenses and other assets	35,134
Deferred costs and other intangibles	22,696
Total assets acquired	1,360,946

Liabilities assumed
Credit facility	(350,000)
Exchangeable senior notes	(112,298)
Asset-backed securitization	(329,703)
Accounts payable and accrued expenses	(38,485)
Total liabilities assumed	(830,486)

Net assets acquired	$530,460

Given the complexity of the transaction, the final valuation and purchase price allocation of the mergers is not yet complete. Its completion may cause material differences from the preliminary purchase price allocation presented above. We expect to complete the purchase price allocation as soon as practicable, but no later than one year from the acquisition date.

American Homes 4 Rent

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (continued)

Note 3. Pro Forma Adjustments

The above unaudited pro forma condensed consolidated financial statements have been prepared as if the mergers had occurred as of January 1, 2015, and reflect the following pro forma adjustments:

(A)                               Adjustment is to reflect elimination of historical compensation costs to executive management who were terminated as part of the mergers.

(B)                               Adjustment is to reflect pro forma interest expense for the three months ended March 31, 2016, and the year ended December 31, 2015, which includes (1) $0.2 million and $1.0 million, respectively, of reduced discount amortization and amortization of the value of exchangeable senior notes classified in equity based on the estimated fair value of ARPI’s exchangeable notes, (2) $0.5 million and $3.0 million, respectively, of incremental discount amortization based on the estimated fair value of ARPI’s asset-backed securitization, (3) $0.8 million and $5.0 million, respectively, of eliminated deferred financing cost amortization, (4) $0.1 million and $0.4 million, respectively, of incremental interest expense in connection with the anticipated repayment and termination of ARPI’s credit facility in accordance with the merger agreement, using borrowings from AMH’s credit facility, and (5) $0.3 million and $1.7 million, respectively, of reduced unused fees on AMH’s credit facility that would not have been incurred as a result of the incremental pro forma AMH borrowings to repay and retire the ARPI credit facility.

(C)                               Adjustment is to reflect elimination of transaction costs related to the mergers, including severance expense, legal costs, advisory services, professional fees and other transaction costs.

(D)                               Adjustment is to reflect pro forma depreciation and amortization expense based on the preliminary purchase price allocation of the mergers.  For the purposes of calculating pro forma depreciation on a straight-line basis, the following useful lives have been assigned to ARPI’s assets to conform to AMH’s depreciation policies: 30 years for buildings, 15 years for building improvements, and 10 years for furniture fixtures and equipment.  Estimated in-place lease values were amortized over estimated remaining lease terms, which average less than 12 months.

(E)                                Adjustment is to reflect adjustment to allocation of net loss to noncontrolling interest as if the mergers had occurred on January 1, 2015.

(F)                                 Historical weighted-average shares outstanding have been adjusted to include 36,546,170 AMH Class A common shares as if the mergers had occurred on January 1, 2015.